EXHIBIT 99.1
Primerica's Board of Directors Elects Gary L. Crittenden as a Board Member
Company Release - 07/15/2013 16:05
Duluth, GA, July 15, 2013 - Primerica, Inc. (NYSE:PRI) today announced the election of Gary L. Crittenden to the Company's Board of Directors. Mr. Crittenden, age 60, has been a Managing Partner of HGGC, a California-based middle market private equity firm, since July 2009 and the Chief Executive Officer of HGGC since April 2012. He is also a member of HGGC's Executive, Policy and Investment Committees. Further, he serves as Chairman of the Board of two HGGC portfolio companies, iQor and Citadel. From March 2009 to July 2009, Mr. Crittenden was Chairman of Citi Holdings, a subsidiary of Citigroup, and from March 2007 to March 2009 he served as Chief Financial Officer of Citigroup. He served as the Chief Financial Officer of the American Express Company from 2000 to 2007. Prior to American Express, he was the Chief Financial Officer of Monsanto, Sears Roebuck and Company, Melville Corporation and Filene's Basement. On three separate occasions, the readers of Institutional Investor Magazine named Mr. Crittenden one of the “Best CFOs in America.” Mr. Crittenden spent the first twelve years of his career at Bain & company, an international management consulting firm, where he became a partner. He previously served on the Board of Directors of Staples, Ryerson Tull and the TJX Companies.
“We are delighted to have Gary join our Board. He is an outstanding business leader and a person of great integrity,” said John A. Addison, Jr., Chairman of Primerica Distribution and Co-CEO of Primerica. “Gary brings incredible knowledge of our company, of the financial services industry and of the middle income market as well as acute financial acumen. We are excited to have him on our board,” said D. Richard Williams, Chairman of the Board and Co-CEO of Primerica. Mr. Crittenden said, “I am thrilled to be joining Primerica's Board. I have been watching Primerica's successes over the past few years and I look forward to working with the rest of the Board and Senior Management to find further opportunities to maximize stockholder value.”
Mr. Crittenden graduated with a B.S. from Brigham Young University in 1976 and with an M.B.A. from Harvard Business School in 1979. He also received an Honorary Doctorate in recognition of his service in business and the community from Weber State University.
About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company's financial products. We insured more than 4.3 million lives and maintained approximately 1.9 million investment accounts on behalf of our clients at December 31, 2012. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.
Primerica, Inc.
Press:
Mark Supic, 470-564-6329
mark.supic@primerica.com

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Kathryn Kieser, 470-564-7757
Source: Primerica, Inc.